Exhibit 99

Contacts: Stacey Calbert, Media Relations	Lynn Schweinfurth, Investor Relations
(800) 775-7290	(972) 770-7228

BRINKER INTERNATIONAL REPORTS 24 PERCENT INCREASE IN FOURTH

QUARTER AND 19 PERCENT INCREASE IN FISCAL 2007 EPS FROM

CONTINUING OPERATIONS, BEFORE SPECIAL ITEMS AND PROVIDES 2008 OUTLOOK

DALLAS, (Aug. 8, 2007) – Brinker International, Inc. (NYSE: EAT) announced fiscal 2007 fourth quarter earnings per diluted share from continuing operations increased to $0.71 from $0.57 in the prior year. Before special items, earnings per diluted share from continuing operations increased to $0.57 from $0.46 in the prior year (reconciliation included in Table 5).  For the full-year fiscal 2007, earnings per diluted share from continuing operations increased to $1.85 from $1.63 in the prior year.  Before special items, earnings per diluted share from continuing operations increased to $1.76 from $1.48 in the prior year (reconciliation included in Table 6).

Doug Brooks, Brinker Chairman and CEO, said, “During fiscal 2007, we not only generated 19 percent EPS growth, exceeding our stated 15 percent goal, but also made significant progress with long term strategies focused on building guest loyalty, redeploying capital and increasing overall shareholder returns.  We will continue to drive the business forward in fiscal 2008 with further implementation of these growth strategies as we work towards our vision of being a globally dominant restaurant portfolio company.”

Highlights for fiscal year 2007:

•                  Increased income from continuing operations, before special items, 13.2 percent over the prior year;

•                  Increased quarterly dividend in November by 35 percent and paid out $40.9 million in dividends during the year;

•                  Repurchased 18.6 million common shares for approximately $569.3 million;

•                  Opened 149 company-owned and 46 franchised restaurants, including 30 international restaurants;

•                  Sold 95 company-owned Chili’s restaurants to Pepper Dining, Inc. (“PDI”), a new franchisee, with commitments to develop an additional 14-38 new franchised Chili’s locations;

•                  Sold 15 Chili’s and two On the Border restaurants to franchisees, with commitments to develop an additional 31 new franchised Chili’s and 10 On The Border locations;

•                  Signed agreement with an existing franchisee, ERJ Dining IV, LLC (“ERJ”), to sell 76 company-owned Chili’s restaurants with commitments to develop an additional 49 new franchised Chili’s locations;

•                  In total, the company entered into 18 development agreements with new or existing franchisees with commitments to build 130-154 restaurants over time;

•                  Increased investment in team members, particularly at the hourly and restaurant management levels, to improve the overall guest experience, increase restaurant employee tenure and reduce future restaurant training and hiring costs;

•                  Sold a record $254.7 million in gift cards system wide, redeemable across Brinker’s portfolio of restaurant brands; and

•                  Piloted a new customer engagement survey with a system wide rollout beginning in fiscal 2008.

Quarterly Revenue Growth

Brinker reported revenues for the 13-week period of $1,143.0 million, an increase of 6.5 percent compared with $1,073.5 million reported for the same period of fiscal 2006. These revenue gains were primarily driven by restaurant capacity growth (as measured by average-weighted sales weeks) of 8.7 percent, partially offset by a 2.0 percent decrease in comparable restaurant sales (see Table 1).  Revenue growth was negatively impacted by selling restaurants to franchisees and other restaurant closures.  The company and its franchisees opened 51 restaurants in the fourth quarter.

Table 1:  Q4 comparable restaurant sales

Q4 07 and Q4 06, company and four reported brands; percentage

	Q4 07 Comparable Sales	Q4 06 Comparable Sales	Q4 07 Pricing Impact	Q4 07 Mix-Shift
Brinker International	(2.0)	(2.0)	0.8	0.4
Chili’s	(1.6)	(1.6)	0.7	0.3
Macaroni Grill	(2.1)	(4.5)	1.8	2.1
On The Border	(4.7)	(2.5)	0.2	(0.1)
Maggiano’s	(1.3)	1.1	0.9	(1.4)

Table 2: FY comparable restaurant sales

FY 07 and FY 06, company and four reported brands; percentage

	FY 07 Comparable Sales	FY 06 Comparable Sales	FY 07 Pricing Impact	FY 07 Mix-Shift
Brinker International	(2.7)	1.5	1.6	0.1
Chili’s	(2.4)	2.5	1.7	(0.3)
Macaroni Grill	(3.2)	(1.5)	1.6	0.6
On The Border	(4.1)	(0.4)	1.1	2.0
Maggiano’s	(1.7)	2.8	1.5	(0.7)

June and July 2007 Comparable Restaurant Sales

For the four-week period ending June 27, 2007, comparable restaurant sales decreased 1.9 percent (see Table 3). For the five-week period ending August 1, 2007, comparable restaurant sales decreased 0.1 percent (see Table 4).

Table 3: Month of June comparable restaurant sales

June 07 and June 06; percentage

	June 07 Comparable Sales	June 06 Comparable Sales	June 07 Pricing Impact	June 07 Mix-Shift
Brinker International	(1.9)	(1.4)	1.0	1.4
Chili’s	(1.4)	(1.4)	0.8	1.7
Macaroni Grill	(2.0)	(3.5)	1.9	3.2
On The Border	(6.4)	(0.2)	0.1	(0.8)
Maggiano’s	(1.4)	1.1	1.5	(2.3)

Table 4: Month of July comparable restaurant sales

July 08 and July 07; percentage

	July 08 Comparable Sales	July 07 Comparable Sales	July 08 Pricing Impact	July 08 Mix-Shift
Brinker International	(0.1)	(2.7)	1.8	1.2
Chili’s	2.0	(2.8)	1.9	1.9
Macaroni Grill	(4.6)	(2.7)	2.0	1.0
On The Border	(6.5)	(2.8)	0.8	(1.0)
Maggiano’s	0.9	(0.9)	1.9	(1.2)

Quarterly Operating Performance

Cost of sales, as a percent of revenues, increased to 27.9 percent from 27.1 percent or 80 basis points for the quarter compared to the prior year. The increase was due primarily to unfavorable commodity prices for salmon and produce and unfavorable product mix shifts related to new menu items, partially offset by favorable menu price changes.

Restaurant expenses, as a percent of revenues, increased to 54.9 percent from 54.7 percent in the prior year, primarily driven by higher labor expense as a result of increased state minimum wage rates, partially offset by lower performance based compensation expense in fiscal 2007.

Depreciation and amortization for the fourth quarter fiscal 2007, compared to the same quarter in fiscal year 2006, decreased $1.5 million. The change was primarily driven by the classification of assets as held for sale related to the PDI and ERJ transactions, as well as an increase in fully depreciated assets. These decreases were partially offset by an increase in depreciation for new restaurants, asset replacements and remodels.

Compared to the prior year, general and administrative expense decreased $1.8 million for the quarter, primarily due to lower performance based compensation expense.

Other gains and charges is primarily comprised of gains totaling $17.4 million on the sale of 95 company-owned Chili’s to PDI and one On The Border to a franchisee. Prior year other gains and charges is comprised of gains of $8.5 million related to the sale of 12 company-owned restaurants to franchisees.

Interest expense for the fourth quarter fiscal 2007, compared to the same quarter in fiscal 2006, increased approximately $6.0 million primarily due to a new $400 million one-year unsecured committed credit facility used to fund the accelerated share repurchase of $297 million and for general corporate purposes.

Compared to the prior year, other, net decreased $1.9 million primarily due to the realized gains on the liquidation of certain investments and increased interest income.

The effective income tax rate for continuing operations decreased to 21.7 percent for the current quarter as compared to 24.4 percent for the same quarter last year. The decrease in the tax rate was due to equity based compensation related to the impact of incentive stock options that are deductible when exercised, the favorable settlement of certain tax audits and benefits from state income tax planning.

Capital Allocation

Cash flow from operations for fiscal year 2007 was approximately $485.0 million compared to $470.5 million in the prior year. Capital expenditures for the year totaled $430.5 million compared to $354.6 million in the prior year. The company repurchased 10.9 million shares for approximately $347.2 million during the fourth quarter. Year-to-date, the company has repurchased 18.6 million shares for approximately $569.3 million. At the end of the quarter, approximately $300 million remained available under the company’s share authorizations. Diluted weighted average shares outstanding for the fiscal year were reduced five percent from 130.9 million to 124.1 million. Basic shares outstanding at the end of fiscal 2007 were 110.1 million.

Consolidated cash flow return on gross investment for fiscal year 2007 improved over the prior fiscal year 1.5 percent to 18.3 percent, excluding the impact of the PDI transaction that occurred the last day of fiscal 2007.

Special Items

Table 5: Reconciliation of income from continuing operations and description of special items

Q4 07 and Q4 06; $ millions and $ per diluted share after-tax

Item	Income Statement Line	$ Q4 07	EPS Per Share Q4 07	$ Q4 06	EPS Per Share Q4 06
Income from Continuing Operations		83.6	0.71	73.0	0.57
Other Gains and Charges	Other Gains and Charges	(11.0)	(0.09)	(5.3)	(0.04)
Tax Benefit	Income Taxes	(5.4)	(0.05)	(8.1)	(0.07)
Total Special Items		(16.4)	(0.14)	(13.4)	(0.11)
Income from Continuing Operations, before Special Items		67.2	0.57	59.6	0.46

Table 6: Reconciliation of income from continuing operations and description of special items

Year-to-date fiscal 2007 and 2006; $ millions and $ per diluted share after-tax

Item	Income Statement Line	$ FY 07	EPS Per Share FY 07	$ FY 06	EPS Per Share FY 06
Income from Continuing Operations		230.0	1.85	214.0	1.63
Other Gains and Charges	Other Gains & Charges	(5.6)	(0.05)	(12.5)	(0.09)
Tax Benefit	Income Taxes	(5.4)	(0.04)	(8.1)	(0.06)
Total Special Items		(11.0)	(0.09)	(20.6)	(0.15)
Income from Continuing Operations, before Special Items		219.0	1.76	193.4	1.48

Fiscal 2008 Outlook

The company remains committed to its strategies that are designed to build the business for the long-term and grow shareholder value through (i) increasing the base business through industry-leading brand building, innovation and operational performance, (ii) developing, operating and franchising profitable restaurants worldwide, and (iii) leveraging customers, business relationships, infrastructure and expertise across the company’s portfolio of brands.

The company is currently transitioning its business model to improve cash flow returns through its active program to increase franchise ownership of the system by selling company restaurants to franchisees and reduced restaurant development goals, resulting in lower revenue growth. Consequently, the company anticipates earnings per diluted share growth of at least 10 percent in fiscal 2008 and to increase in the low to mid double-digits on a longer-term basis, slightly lower than its previous longer-term target of 15 percent.

Key assumptions for fiscal 2008 outlook include:

•Revenue growth of over 1.0 percent based primarily on:

•Comparable restaurant sales growth of 2.0 to 2.5 percent;

•Franchise revenue growth of about 44 percent, bringing the total to about $68 million;

•Company restaurants sold to franchisees in fiscal 2007 negatively impact revenue growth in fiscal 2008 by approximately 5.0 to 6.0 percent;

•Restaurant capacity decline (as measured by average-weighted sales weeks) of about 2.0 percent; and

•148-175 new system restaurant openings (see Table 7 for brand and ownership detail).

•General and administrative expenses are expected to be about $200 million;

•Operating income improvement, including general and administrative expenses, of about 50 to 60 basis points based on sales leverage, increased percent of franchise restaurants and higher average company-operated restaurant margins that will more than offset expected increased commodity and labor costs of about 90 to 100 basis points;

•Interest expense of about $60 million;

•Effective tax rate of about 30 percent;

•Diluted weighted average shares of 108 to 110 million; and

•Capital expenditures of $380-$405 million, including new restaurant development of $250-275 million and up to $80 million to re-image Chili’s restaurants.

The company’s outlook assumes the completion of the sale of approximately 76 Chili’s restaurants to ERJ by the end of the second quarter. No other company restaurant sales are assumed in the above detailed guidance; however, the company expects that any incremental transactions will be at least neutral to EPS growth.

The company remains committed to returning capital to shareholders through the payment of quarterly dividends and ongoing share repurchases. During the first quarter of fiscal 2008, the company has repurchased approximately 5.0 million shares for approximately $140 million. As of Aug. 6, 2007, the company had approximately $160 million remaining capacity on its share authorizations. The company continues to anticipate consolidated cash flow return on gross investment improvement in fiscal 2008 from fiscal 2007.

The company will provide additional guidance throughout the year for these preceding items only when there is a material change.

The company will no longer report monthly comparable restaurant sales by brand. Instead, quarterly comparable restaurant sales by brand will be reported at the end of each respective quarter. Therefore, August and September sales will be incorporated into first quarter comparable restaurant sales results reported in the company’s first quarter earnings release. The company remains committed to providing the investment community thorough information regarding forward-looking corporate strategy and key drivers of longer-term financial performance.

Table 7: FY 08 New development summary

Ownership type; restaurants; percentage

	FY 07 Total Restaurants	Company Owned Restaurants	Franchise Restaurants	Total Restaurants	Restaurant Growth %
Brinker International	1,801	80-93	68-82	148-175	8-10%
Chili’s	1,220	70-75	20-25	90-100	7-8%
Macaroni Grill	230	3-4	7-9	10-13	4-6%
On The Border	158	6-8	6-8	12-16	8-10%
Maggiano’s	41	1-3	—	1-3	2-7%
International	152	0-3	35-40	35-43	23-28%

Other Item

The company has begun exploring the potential sale of the Romano’s Macaroni Grill restaurant chain, including 217 domestic, company restaurants. There is no assurance that this process will result in any transaction being consummated at a value deemed acceptable to the company. The company remains committed to achieving its strategic vision of becoming the globally dominant casual dining restaurant portfolio company.

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CDT tomorrow (Aug. 9). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on Aug. 31, 2007.

Forward Calendar

•SEC Form 10-K for fiscal year 2007 filing on or before Aug. 27, 2007; and

•First quarter earnings release, before market opens, on Oct. 23, 2007.

At the end of fiscal year 2007, Brinker International either owned, operated, or franchised 1,801 restaurants under the names Chili’s Grill & Bar (1,361 units), Romano’s Macaroni Grill (241 units), On The Border Mexican Grill & Cantina (158 units), and Maggiano’s Little Italy (41 units).

The company will be hosting its Investor & Analyst Day in New Jersey on Sept. 11, 2007 starting at 10:00 a.m. Eastern. Registration is required through the company’s Investor Relations department as there will be limited occupancy. A simulcast of the audio and slides will be available on the Brinker Web site. An online replay of the presentation will be available for one month following the conference. To access the live simulcast of the presentation, please go to the Brinker Web site at least 15 minutes prior to the presentation to download and install any necessary audio software. Subjects discussed by management may include historical information and an outlook for future periods.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

# # #

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 27,	June 28,	June 27,	June 28,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$ 1,142,954	$ 1,073,522	$ 4,376,904	$ 4,151,291
Operating Costs and Expenses:
Cost of sales	318,616	291,263	1,222,198	1,160,931
Restaurant expenses (a)	627,200	586,964	2,435,866	2,283,737
Depreciation and amortization	46,072	47,536	189,162	190,206
General and administrative	52,691	54,540	194,349	207,080
Other gains and charges (a)	(17,646)	(8,532)	(8,999)	(17,262)
Total operating costs and expenses	1,026,933	971,771	4,032,576	3,824,692

Operating income	116,021	101,751	344,328	326,599

Interest expense	11,632	5,662	30,929	22,857
Other, net	(2,444)	(533)	(5,071)	(1,656)

Income before provision for income taxes	106,833	96,622	318,470	305,398

Provision for income taxes (b)	23,186	23,615	88,421	91,448

Income from continuing operations	83,647	73,007	230,049	213,950

Loss from discontinued operations, net of taxes	—	—	—	(1,555)

Net income	$ 83,647	$ 73,007	$ 230,049	$ 212,395

Basic net income per share:
Income from continuing operations	$ 0.73	$ 0.58	$ 1.90	$ 1.66
Loss from discontinued operations	$ 0.00	$ 0.00	$ 0.00	$ (0.01)
Net income per share	$ 0.73	$ 0.58	$ 1.90	$ 1.65

Diluted net income per share:
Income from continuing operations	$ 0.71	$ 0.57	$ 1.85	$ 1.63
Loss from discontinued operations	$ 0.00	$ 0.00	$ 0.00	$ (0.01)
Net income per share	$ 0.71	$ 0.57	$ 1.85	$ 1.62

Basic weighted average
shares outstanding	114,606	126,521	121,062	128,766

Diluted weighted average
shares outstanding	118,032	128,352	124,116	130,934

a)Current and prior year gains on the sale of restaurants to franchisees and gains on the sale of other assets have been reclassified out of restaurant expenses and into other gains and charges. Current year other gains and charges includes:

a.Franchising gains of $17.4 million in the fourth quarter and $19.1 million year-to-date.

b.Gain on the termination of swaps of $3.2 million year-to-date

c.Gain on the sale of real estate of $0.5 million in the fourth quarter and year-to-date

d.Restructuring and impairment charges totaling $0.3 million for the fourth quarter and $13.8 million year-to-date.

Prior year other gains and charges includes:

e.Franchising gains of $8.5 million for the fourth quarter and $15.9 million year-to-date

f.Gain on the sale of real estate of $3.3 million year-to-date

g.Net restructuring and impairment charges of $1.9 million year-to-date

b)The provision for income taxes includes income tax benefits associated with the favorable settlement of certain tax audits of $6.8 million and $8.1 million in the current and prior year, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 27,	June 28,
	2007	2006
	(Unaudited)
ASSETS
Current assets	$ 270,839	$ 232,733
Assets held for sale	93,342	216,342
Net property and equipment(a)	1,770,575	1,592,351
Total other assets	183,265	180,353
Total assets	$ 2,318,021	$ 2,221,779

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$ 522,068	$ 490,038
Liabilities associated with assets held for sale	3,014	7,860
Long-term debt, less current installments	826,918	500,515
Other liabilities	160,932	147,534
Total shareholders’ equity	805,089	1,075,832
Total liabilities and shareholders’ equity	$ 2,318,021	$ 2,221,779

a)At June 27, 2007, the company owned the land and buildings for 312 of the 1,312 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $264.8 million and $260.4 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

				Total	Projected
	Total	Fourth Quarter	Fourth Quarter	Restaurants	Openings
	Restaurants	Openings/Acquisitions(a)	Closings/Sales	June 27,	Fiscal
	March 28, 2007	Fiscal 2007	Fiscal 2007	2007	2008

Company-Owned Restaurants:
Chili’s	977	37	(97)	917	70-75
Macaroni Grill	216	1	—	217	3-4
On The Border	131	3	(2)	132	6-8
Maggiano’s	40	1	—	41	1-3
International(b)	5	—	—	5	0-3
	1,369	42	(99)	1,312	80-93

Franchise Restaurants:
Chili’s	206	97	—	303	20-25
Macaroni Grill	13	—	—	13	7-9
On The Border	25	1	—	26	6-8
International(b)	141	7	(1)	147	35-40
	385	105	(1)	489	68-82

Total Restaurants:
Chili’s	1,183	134	(97)	1,220	90-100
Macaroni Grill	229	1	—	230	10-13
On The Border	156	4	(2)	158	12-16
Maggiano’s	40	1	—	41	1-3
International	146	7	(1)	152	35-43
	1,754	147	(100)	1,801	148-175

a)During the fourth quarter of fiscal 2007, the company sold 95 Chili’s and one On The Border restaurant to a franchisee. The company and its franchisees opened a total of 51 new restaurants during the quarter ended June 27, 2007.

b)At the end of the fourth quarter of fiscal year 2007, international company-owned restaurants by brand were four Chili’s and one Macaroni Grill. International franchise restaurants by brand were 137 Chili’s and 10 Macaroni Grill’s.

FOR ADDITIONAL INFORMATION, CONTACT:

LYNN SCHWEINFURTH

INVESTOR RELATIONS

(972) 770-7228

6820 LBJ FREEWAY

DALLAS, TEXAS 75240